Exhibit 99.1
Cardiac Science Announces Pro Forma Fourth Quarter Profit;
GAAP Loss due to Exceptional Charges
BOTHELL, WA, February 23, 2006 – Cardiac Science Corporation (NASDAQ: CSCX), a global leader in advanced cardiac monitoring and defibrillation products, today announced results for the quarter ended December 31, 2005, reporting pro forma net income of $0.1 million and pro forma revenue growth of 9% over the third quarter of 2005.
Pro forma net income for the fourth quarter excludes certain merger-related and other exceptional charges. Including these charges, which total approximately $2.6 million net of income taxes, the Company reported a net loss in accordance with U.S. generally accepted accounting principles (“GAAP”) of $2.5 million for the fourth quarter.
The fourth quarter was the first full quarter that included the results of both predecessor companies since the closing of the merger of Quinton Cardiology Systems, Inc. (“Quinton”) and Cardiac Science, Inc. (“CSI”) on September 1, 2005. Reported results for the year ended December 31, 2005 are comprised of Quinton’s financial results for the period prior to the closing of the merger and, since the closing, the combined results of Quinton and CSI.
Fourth Quarter Results
Revenue for the fourth quarter was $35.9 million, representing sequential growth of 31% over reported third quarter revenue of $27.4 million. Revenue for the fourth quarter increased by 9% over pro forma third quarter revenue (as if Quinton and CSI had been combined for all of the third quarter) of $32.9 million. Fourth quarter diagnostic monitoring and service revenues reflected single-digit percentage increases, while defibrillation revenue grew over 25 percent, compared with corresponding pro forma third quarter amounts.
“The sequential growth over the third quarter demonstrates that we have regained revenue momentum. In addition, by substantially completing our planned merger integration activities on schedule, and prior to year-end, we believe we are well-positioned to achieve our 2006 goals,” said John Hinson, president and chief executive officer.
Gross margin for the fourth quarter was 41.6%. Excluding merger-related charges and a write off of certain discontinued and field demonstration inventory items aggregating approximately $2.4 million, pro forma gross margin for the fourth quarter would have been 48.4%, an increase of one percentage point over the corresponding third quarter amount.
The Company reported a net loss for the fourth quarter of $2.5 million, or $0.11 per share. These results included planned retention bonuses and redundant staffing costs, as well as other non-recurring items, aggregating $4.3 million, or $2.6 million, net of tax. Excluding these items and the related income tax effect, the Company’s pro forma net income for this period would have been $0.1 million, or $0.01 per fully diluted share.
The fourth quarter loss was expected, but was higher than originally anticipated because it includes three significant exceptional charges. The Company wrote down a non-strategic minority preferred equity investment that the Company had obtained in a transaction over five years ago, resulting in a charge of $0.9 million. The Company also wrote off previously acquired technology rights of $0.3 million, which did not merit further investment and wrote off certain field demonstration inventory items aggregating $0.5 million.
Cash Flow and Liquidity
The Company used net cash in operating activities for the quarter of $2.4 million, principally due to merger-related payments. Adjusting for these merger-related payments, which were substantially in line with the Company’s expectations, pro forma cash provided by operations for the quarter would have been approximately break even. Additional transaction-related payments that were accrued at the time of the merger, amounting to approximately $1.6 million, were paid during the quarter. These transaction related costs were treated as a part of the merger consideration, so the related cash flows are classified as investing, rather than operating, activities.
The Company ended the quarter with $3.5 million in cash. In addition to its cash balances, the Company has a $20 million line of credit with Silicon Valley Bank, substantially all of which is currently available to fund future working capital needs or other strategic opportunities.
Outlook
For 2006, management expects revenue in the range of $160 to $175 million and gross margin in the range of 48% to 52%, depending on revenue mix. Fully taxed net income for 2006 is expected to be in the range of $5.0 to $6.0 million, or between $0.21 and $0.27 per fully diluted share.
The expected 2006 results include estimated non-cash stock-based compensation expense of $2.6 to $2.8 million. Expected 2006 results also include anticipated expenses for depreciation of $3.3 to $3.5 million and acquisition-related amortization of $3.5 to $3.7 million.
The Company expects a statutory combined federal and state tax rate for 2006 of 37 % to 38% of pre-tax income, adjusted to exclude non-deductible stock-based compensation. Because stock-based compensation is generally non-deductible for tax purposes, the Company expects that its effective tax rate on reported pre-tax income will be between 45% and 49%. However, the Company expects cash income taxes to be $4.0 to $5.0 million less than reported income tax expense, due to the benefit of tax loss carryforwards.
Management noted this 2006 guidance is consistent with that which was provided previously, with solid double-digit percentage revenue growth and with EBITDA, excluding stock-based compensation, in the range of 11% to 14% of revenues.
“We have been operating out of combined facilities since December,” said Mike Matysik, chief financial officer. “With the headcount and other cost reductions already implemented, we expect to see the full benefits of the related savings, as well as greater scale, in 2006,” he continued.
For the first quarter of 2006, management expects revenue to be in a range between $36 million to $38 million. While the merger integration activities are essentially complete, additional merger-related costs, estimated to be approximately $0.5 million pre-tax, will be incurred in the first quarter of 2006, after which no further merger-related expenses are expected to be incurred. Including these charges, the Company expects gross margin for the first quarter to be in a range between 48% and 50%, depending on revenue mix.
Net income for the first quarter is expected to be between breakeven and $0.5 million, or between $0.00 and $0.02 per fully diluted share. Excluding the merger-related charges of approximately $0.5 million per-tax, management expects first quarter pro forma earnings per share to be in the range of $0.01 to $0.03 per share.

First quarter results are expected to include non-cash stock-based compensation of $0.5 to $0.7 million and depreciation and amortization expenses of $1.6 to $1.8 million.
Pro Forma Financial Information
This press release contains certain financial information (presented on a “pro forma basis”) calculated on a basis other than United States generally accepted accounting principles (“GAAP”). Information presented on a pro forma basis relates to gross profit, gross margin, net income, earnings per share and operating cash flows for the three month period and year ended December 31, 2005, after adjusting for merger-related items and other items which are unusual in nature.
One of the pro forma adjustments to gross profit was for the effect of a charge to cost of sales resulting from a purchase accounting valuation adjustment to the inventory of CSI, which increased the value of inventory above its historical cost as of the date of the merger. An additional pro forma adjustment to gross profit was for the effect of merger-related retention bonuses and redundant facility and personnel costs that were incurred during a transitional period while the Company consolidated its manufacturing operations into one facility. The final pro forma adjustment to gross profit was for the effect of certain field demonstration and other inventory items that were written off during the quarter, including field demonstration units and discontinued product components.
Other pro forma adjustments include the effects of: (1) similar retention bonuses and redundant costs that were incurred during a transitional period while the Company consolidated its corporate headquarters into one facility; (2) the write-off of a technology investment that the Company has decided to abandon for strategic reasons; (3) the write-down of a non-strategic minority preferred equity interest in ScImage, which the Company received as consideration in a divestiture transaction in 2000; (4) the cost of tail insurance coverage that was purchased in the third quarter for directors and officers of the predecessor companies (Quinton and CSI); and (5) cost of merger-related shareholder litigation incurred in the second quarter of 2005.
The pro forma adjustments to operating cash flows relate to the payment of the merger related items severance and retention, the purchase of tail coverage under the predecessor companies’ insurance programs covering directors and officers and other less significant items.
The estimated income tax effect (as applicable) relating to the foregoing items is also included in the adjustments to arrive at pro forma net income and earnings per share information. Management has applied an estimated statutory rate of 38% to these pro forma adjustments.
Management believes that this pro forma information is meaningful because the write-downs of the minority equity interest, the technology investment and the inventory items that are the subject of the pro forma adjustments occur infrequently. In addition, the merger related items that are the subject of the pro forma adjustments are expected to occur infrequently once the integration of Quinton and CSI is complete and once the inventory items that were subject to revaluation as of the merger date have been sold. These charges are not expected to extend beyond the first quarter of 2006.
Conference Call / Webcast
Cardiac Science has scheduled a conference call for Thursday, February 23, 2006 at 4:30 p.m. Eastern Standard Time to discuss the Company’s fourth quarter financial results with analysts and investors. The call will be hosted by John Hinson, chief executive officer, and Mike Matysik, chief financial officer.
To access the conference call, dial (877) 851-1757. International participants can call (706) 679-3220. The ID number is 5566110. The call will also be audio cast live through the web at: www.cardiacscience.com.

An audio replay of the call will be available for 7 days following the call at (800) 642-1687 for U.S. callers or (706) 645-9291 for those calling outside the U.S. The ID number is 5566110. An audio archive will be available at www.cardiacscience.com for one month following the call.
About Cardiac Science Corporation
Cardiac Science Corporation develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor — defibrillators and cardiology data management systems. Cardiac Science Corporation also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services.
The Company is the successor to various entities that have owned and operated cardiology related businesses, which sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science Corporation is headquartered in Bothell, WA, and also has operations in Lake Forest, California, Deerfield, Wisconsin, Shanghai, China, Copenhagen, Denmark and Manchester, United Kingdom.
Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to, those relating to Cardiac Science Corporation’s future revenue, earnings, earnings per share, depreciation and amortization expenses, stock-based compensation charges, litigation related expenses, merger related costs and income taxes and that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results include, but are not limited to, delays in our product development activities, regulatory approvals and commercial introduction of product enhancements and new products, changes in competitors’ products or their pricing which may impair the market acceptance of our products or force us to lower our prices, unexpected softness in the market demand for our products, changes to expected order cycles, disruptions in supplies or increases in prices of certain components we use in our products, unexpected delays or difficulties in completing merger-related integration activities, changes in the number of primary or fully diluted shares outstanding, the impact of acquisitions and divestitures, circumstances or events that may lead to limitations on the usage of our income tax operating loss carryforwards or other changes in circumstances relating to taxes on our income, the final court decision with respect to currently pending litigation, and our ability to maintain good relationships with our employees. These and other risks are more fully described in the registration statement on Form S-4/A that was filed by Cardiac Science Corporation under the name CSQ Holding Company on July 28, 2005, under the caption “Risk Factors,” and in the Annual Reports of Quinton Cardiology Systems, Inc. and Cardiac Science, Inc. on Form 10-K for the year ended December 31, 2004, under the captions “Certain Factors that May Affect Future Results,” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 under the caption “Certain Factors that May Affect Future Results,” and in other documents we file with the Securities and Exchange Commission. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.
Contact:
Mike Matysik, senior vice president and chief financial officer
(425) 402-2009
www.cardiacscience.com

Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2004		2005		2004		2005
	$	%	$	%	$	%	$	%
Revenues:
Products	$20,871	87.7%	$31,827	88.6%	$77,373	86.4%	$93,460	87.6%
Service	2,934	12.3%	4,079	11.4%	12,230	13.6%	13,190	12.4%

Total revenues	23,805	100.0%	35,906	100.0%	89,603	100.0%	106,650	100.0%

Cost of Revenues:
Products	11,196	53.6%	18,286	57.5%	42,862	55.4%	51,195	54.8%
Service	1,884	64.2%	2,683	65.8%	7,440	60.8%	8,599	65.2%

Total cost of revenues	13,080	54.9%	20,969	58.4%	50,302	56.1%	59,794	56.1%

Gross Profit:
Products	9,675	46.4%	13,541	42.5%	34,511	44.6%	42,265	45.2%
Service	1,050	35.8%	1,396	34.2%	4,790	39.2%	4,591	34.8%

Gross profit	10,725	45.1%	14,937	41.6%	39,301	43.9%	46,856	43.9%

Operating Expenses:
Research and development	1,888	7.9%	3,374	9.4%	7,397	8.3%	9,353	8.7%
Sales and Marketing	4,872	20.5%	9,107	25.4%	18,378	20.5%	24,957	23.4%
General and administrative	2,283	9.6%	6,118	17.0%	8,348	9.3%	15,126	14.2%

Total operating expenses	9,043	38.0%	18,599	51.8%	34,123	38.1%	49,436	46.3%

Operating income (loss)	1,682	7.1%	(3,662)	-10.2%	5,178	5.8%	(2,580)	-2.4%

Other Income (Expense):
Interest income (expense)	(48)	-0.2%	(56)	-0.1%	(70)	-0.1%	325	0.3%
Other income (expense), net	381	1.6%	(635)	-1.8%	1,031	1.2%	(487)	-0.5%

Total other income (loss)	333	1.4%	(691)	-1.9%	961	1.1%	(162)	-0.2%

Income (loss) before income taxes and minority interest	2,015	8.5%	(4,353)	-12.1%	6,139	6.9%	(2,742)	-2.6%
Income tax benefit	8,960	37.6%	1,819	5.1%	8,890	9.9%	1,473	1.4%

Income (loss) before minority interest in loss of consolidated entity	10,975	46.1%	(2,534)	-7.0%	15,029	16.8%	(1,269)	-1.2%
Minority Interest in loss of consolidated entity	4	0.0%	7	0.0%	39	0.0%	31	0.0%

Net income (loss)	$10,979	46.1%	$(2,527)	-7.0%	$15,068	16.8%	$(1,238)	-1.2%

Income (loss) per share — basic	$1.01		$(0.11)		$1.47		$(0.08)
Income (loss) per share — diluted	$0.96		$(0.11)		$1.39		$(0.08)
Weighted average shares outstanding — basic	10,838,402		22,398,829		10,236,838		14,695,261
Diluted Weighted average shares outstanding — diluted	11,412,643		22,398,829		10,814,680		14,695,261

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Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	Dec 31, 2004	Dec 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$21,902	$3,546
Marketable equity securities	646	—
Accounts receivable, net	13,649	25,738
Inventories	11,047	22,052
Deferred income taxes	5,542	12,115
Prepaid expenses and other current assets	790	2,511

Total current assets	53,576	65,962

Machinery and equipment, net of accumulated depreciation	4,314	7,631
Intangibles assets, net of accumulated amortization	5,619	35,338
Goodwill	9,072	111,215
Investment in unconsolidated entities	1,000	462
Other assets	—	100
Deferred income taxes	3,594	27,849

Total assets	$77,175	$248,557

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,615	$11,642
Accrued liabilities	6,220	11,918
Warranty liabilities	2,093	2,348
Deferred revenue	4,754	7,924

Total current liabilities	18,682	33,832

Other liabilities	—	1,806

Total liabilities	18,682	35,638

Minority interest in consolidated entity	159	128

Shareholders’ Equity	58,334	212,791

Total liabilities and shareholders’ equity	$77,175	$248,557

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Cardiac Science Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2005	2004	2005
Operating Activities:
Net income (loss)	$10,979	$(2,527)	$15,068	$(1,238)

Adjustments to reconcile net income (loss) to cash from (used in) operating activities:
Depreciation and amortization	394	1,606	1,574	3,212
Loss on sale of machinery and equipment	16	6	20	6
Stock-based compensation expense	19	19	73	58
Gain on sale of marketable equity securities	(610)	—	(610)	(15)
Deferred taxes	(9,028)	(1,856)	(9,014)	(1,565)
Minority interest in consolidated entity	(4)	(7)	(39)	(31)
Gain on sale of hemodynamic monitoring business	—	—	(633)	—
Loss on disposal of technology	—	270	—	270
Loss in value of investment in unconsolidated entity	—	916	—	916
Effect of foreign currency exchange	—	5	—	5

Changes in operating assets and liabilities, net of businesses acquired and divested:
Accounts receivable	199	(5,194)	(1,169)	(5,034)
Inventories	(245)	1,638	775	2,334
Prepaid expenses and other current assets	9	(105)	(51)	(123)
Accounts payable	(378)	(775)	(568)	(2,742)
Accrued and other liabilities	1,814	1,846	332	1,055
Warranty liability	84	14	49	(208)
Deferred revenue	389	1,752	452	2,250

Net cash flows from (used in) operating activities	3,638	(2,392)	6,259	(850)

Investing Activities:
Purchases of machinery and equipment	(323)	(696)	(666)	(1,187)
Payments of acquistion related costs, net of cash acquired of $6,295	—	(1,588)	—	(17,491)
Proceeds from sale of marketable equity securities	—	—	—	625
Proceeds from collection of a note receivable issued in connection with the sale of hemodynamic monitoring product line	750	—	750	—
Purchase of technology	—	—	(125)	—

Net cash flows from (used in) investing activities	427	(2,284)	(41)	(18,053)

Financing Activities:
Proceeds from issuance of stock, net of issuance costs	—	(32)	15,451	(172)
Proceeds from exercise of stock options and employee stock purchase plan	154	135	890	719
Repayments on bank line of credit, net	—	—	(354)	—
Payments of long term debt	(91)	—	(363)	—
Payment of note payable related to purchase of technology	—	—	(125)	—

Net cash flows from financing activities	63	103	15,499	547

Net change in cash and cash equivalents	4,128	(4,573)	21,717	(18,356)
Cash and cash equivalents, beginning of period	17,774	8,119	185	21,902

Cash and cash equivalents, end of period	$21,902	$3,546	$21,902	$3,546

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Cardiac Science Corporation and Subsidiaries
Reconciliation of GAAP Results to Pro Forma Results
(in thousands, except share and per share amounts)

	Reconciliation of Net Income to Pro Forma Net Income
	Three months ended December 31, 2005
	(In thousands, except per share amounts)
	As Reported	Pro Forma Adjustements
	in Accordance	Merger	Inventory	Inventory	Technology	Equity Investment	Pro Forma
	with GAAP	Expenses	Valuation	Write-off	Write-off	Write-off	Results
Total revenues	$35,906	$—	$—	$—	$—	$—	$35,906
Gross profit	14,937	919	1,052	465	—	—	17,373
%	41.6%						48.4%

Total operating expenses	18,599	(573)	—	—	(347)	—	17,679

Operating income (loss)	(3,662)	1,492	1,052	465	347	—	(306)
Total other income (expense)	(691)	—	—	—	—	916	225

Income (loss) before income taxes	(4,353)	1,492	1,052	465	347	916	(81)
Income tax (expense) benefit	1,819	(567)	(399)	(177)	(132)	(348)	196

Income (loss) before minority interest	(2,534)	925	653	288	215	568	115
Minority interest	7	—	—	—	—	—	7

Net income (loss)	$(2,527)	$925	$653	$288	$215	$568	$122

Weighted average shares — primary	22,399						22,399
Weighted average shares — fully diluted	22,399						22,815

Net income (loss) per share (1)	$(0.11)						$0.01

	Reconciliation of Net Income to Pro Forma Net Income
	Year ended December 31, 2005
	(In thousands, except per share amounts)
	As Reported	Pro Forma Adjustements
	in Accordance	Merger	Inventory	Inventory	Technology	Equity Investment	Pro Forma
	with GAAP	Expenses	Valuation	Write-off	Write-off	Write-off	Results
Total revenues	$106,650	$—	$—	$—	$—	$—	$106,650
Gross profit	46,856	1,186	1,567	465	—	—	50,074
%	43.9%						47.0%

Total operating expenses	49,436	(2,244)	—	—	(347)	—	46,845

Operating income (loss)	(2,580)	3,430	1,567	465	347	—	3,229
Total other income (expense)	(162)	—	—	—	—	916	754

Income (loss) before income taxes	(2,742)	3,430	1,567	465	347	916	3,983
Income tax (expense) benefit	1,473	(1,303)	(595)	(177)	(132)	(348)	(1,082)

Income (loss) before minority interest	(1,269)	2,127	972	288	215	568	2,901
Minority interest	31	—	—	—	—	—	31

Net income (loss)	$(1,238)	$2,127	$972	$288	$215	$568	$2,932

Weighted average shares — primary	14,695						14,695
Weighted average shares — fully diluted	14,695						15,173

Net income (loss) per share (1)	$(0.08)						$0.19

(1)	Primary weighted average shares are used for computing net loss per share and fully diluted weighted average shares are used for computing net income per share.

	Reconciliation of Cash Flows From Operations to Pro Forma Cash Flow From Operations
	(In thousands, except per share amounts)
		Pro Forma
	GAAP	Adjustment for Merger	Pro Forma
	Results	Related Cash Payments	Results
Net cash flows from operating activities for the three months ended 12/31/2005	$(2,392)	$2,448	$56

Net cash flows from operating activities for the year ended 12/31/2005	$(850)	$4,719	$3,869

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